Exhibit 4.2
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2019, Intuitive Surgical, Inc. (“Intuitive Surgical,” the “Company,” “we,” “us” or “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, $0.001 par value per share (“Common Stock”).
Description of Common Stock
The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and our Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws, and the applicable provisions of the Delaware General Corporation Law for additional information.
Authorized Capital Stock
Our authorized capital stock consist of 300,000,000 shares of Common Stock and 2,500,000 shares of undesignated preferred stock, $0.001 par value per share (“Preferred Stock”). The outstanding shares of our Common Stock are fully paid and nonassessable.
Voting Rights
The holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have cumulative voting rights. In addition, the affirmative vote of holders of 66-2/3% of the voting power of all of the then outstanding voting stock is required to take certain actions, including amending certain provisions of our Certificate of Incorporation and Bylaws, such as the provisions relating to stockholder action, board composition, limitation of liability, and the amendments of our Certificate of Incorporation and Bylaws.
Dividend Rights
Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine.
Liquidation Rights
In the event of a liquidation, dissolution, or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock.
Rights and Preferences
Holders of our Common Stock have no preemptive, conversion, subscription, or other rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences, and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock that we may designate in the future.
Listing
Our Common Stock is listed and traded on the Nasdaq Global Select Market under the symbol “ISRG.”
Preferred Stock – Limitations on Rights of Holders of Common Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 2,500,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences, and privileges, could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of Common Stock. The issuance of our Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of the Company or other corporate action. As of December 31, 2019, no shares of Preferred Stock were outstanding.

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws
Some provisions of Delaware law and our Certificate of Incorporation and our Bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals, could result in an improvement of their terms.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder unless:
•prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or subsequent to the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines “business combination” to include:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
Undesignated Preferred Stock
The ability to authorize undesignated Preferred Stock makes it possible for our board of directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.
Special Stockholder Meetings
Our amended and restated bylaws provide that a special meeting of stockholders may be called by a majority of our board of directors, by the Chairman of our board of directors, or by our Chief Executive Officer.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting the preceding year. As a result, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
No Cumulative Voting
The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation and Bylaws do not expressly provide for cumulative voting.
Board Composition
Our Certificate of Incorporation also provides that the authorized number of directors may be changed only by resolution of the board of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum, unless our board of directors determines by resolution that such vacancy or newly created directorship shall be filled by the stockholders. The limitations on the number of directors and treatment of vacancies have the effect of making it more difficult for stockholders to change the composition of our board of directors.
No Stockholder Action by Written Consent
Our Certificate of Incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our Bylaws or removal of directors by our stockholders without holding a meeting of stockholders.
Transfer Agent
The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.